Bell Microproducts Announces Preliminary Fourth Quarter Sales
Revenue Up 8% to 10% Sequentially

SAN JOSE, Calif, Jan. 11, 2010 -- Bell Microproducts Inc. (OTCBB:BELM), one of the world's largest value-added distributors of storage and computing technology, today announced that it anticipates recording net sales for the quarter ended December 31, 2009 of approximately $830 million to $840 million, a sequential and year-over-year increase of approximately 8% to 10%.  This is above the high-end of the Company’s original guidance revenue range of $796 million to $819 million.

“We are pleased to report a continued improvement in our sales levels in the fourth quarter,” said Don Bell, chief executive officer.  “Sales have increased by close to 20% from the second quarter of 2009.  We have seen improvements in business in all geographies and most product categories.  The product categories of storage components, storage systems, and computer systems have been strong contributors to our growth.  We are optimistic that the improvement in demand in the last half of 2009 is an indicator of improved market conditions as we go forward in 2010.”

Preliminary net sales for each of the three major geographies consisted of the following:

•	Following a strong third quarter, North American net sales increased 3% sequentially and 1% year-over-year.

•	Europe net sales increased 17% sequentially and 13% year-over-year.

•	Latin American net sales increased 6% sequentially and 19% year-over-year.

Preliminary net sales for the two major categories of products and services consisted of the following:

•	The Components and Peripherals category increased 14% sequentially and 26% year-over-year.

•	The Solutions category increased 6% sequentially and declined 1% year-over-year.

The Company anticipates reporting its fourth quarter and full fiscal year 2009 results in late February.  More information on the Company’s financial results will be provided at that time.

About Bell Microproducts

Bell Microproducts (OTCBB:BELM) is an international, value-added distributor of a wide range of technology products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, the Company is one of the world's largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts web site at www.bellmicro.com.

Safe Harbor Statement

Some of the statements included in this press release constitute forward-looking statements that are based on the current opinions and estimates of management, within the meaning of the Private Securities Litigation Reform Act of 1995, and speak only as of the date on which they are made. Investors should not place undue reliance on these statements and the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Statements that include the words "expect," "intend," "plan," "believe," "project," "forecast," "estimate," "may," "should," "anticipate" and similar statements of a future or forward-looking nature identify forward-looking statements. Such forward-looking statements include, but are not limited to: management's preliminary estimates regarding the company's fourth quarter of 2009 sales, in total, by geography, and by major product and service categories, and management’s optimism that the improvement in demand in the last half of 2009 is an indicator of improved market conditions in 2010.

Forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following: our ability to comply with the financial covenants in our credit agreements; our ability to achieve cost reductions and other benefits in connection with our strategic initiatives; the circumstances resulting in the restatement of our historical financial statements and the material weaknesses in our internal control over financial reporting and in our disclosure controls and procedures; our ability to remain current in our SEC filings; our ability to regain a listing on a national securities exchange; loss or adverse effect on our supplier relationships; our ability to accurately forecast customer demand and order sufficient product quantities; competition in the markets in which we operate; the products we sell may not satisfy shifting customer demand; our reliance on third parties to manufacture the products we sell; our reliance on credit provided by our manufacturers to finance our inventory purchases; risks related to our substantial indebtedness, including the inability to obtain additional financing for our operations on terms acceptable to us or at all; limitations on our operating and strategic flexibility under the terms of our debt agreements; our ability to attract and retain qualified personnel; risks associated with doing business abroad, including foreign currency risks; our inability to identify, acquire and integrate acquired businesses; the outcome of any pending or future litigation or regulatory proceedings, including the pending French tax proceeding, the current shareholder lawsuit and any claims or litigation related to the restatement of our consolidated financial statements; the effects of a prolonged economic downturn; and our ability to reduce professional fees for audit, legal, tax and outside accounting advisor services.

For a more detailed discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see our reports filed with SEC (available at www.sec.gov), including our Annual Report on Form 10-K for the year ended December 31, 2008.

CONTACT:

Bell Microproducts Inc.
Investor Relations
Nicole Noutsios
(510) 451-2952
ir@bellmicro.com